Exhibit 99.1
For Immediate Release
DONEGAL GROUP INC. ACQUIRES MICHIGAN INSURANCE COMPANY

Jeffrey D. Miller, Senior Vice President &
Chief Financial Officer
Donegal Group Inc.
Phone:	(717) 426-1931
Fax:	(717) 426-7009
E-mail:	jeffmiller@donegalgroup.com
     MARIETTA, Pennsylvania, December 6, 2010 — Donegal Group Inc. (NASDAQ: DGICA and DGICB) announced that it had completed the acquisition of Michigan Insurance Company, which was formerly a majority-owned subsidiary of West Bend Mutual Insurance Company. The final purchase price will be calculated based on the GAAP book value of Michigan Insurance Company as of November 30, 2010. Donegal Group Inc. estimates that the final purchase price will be approximately $40 million.
     Michigan Insurance Company writes various lines of property and casualty insurance and had direct written premiums of $106.6 million and net written premiums of $26.7 million for the year ended December 31, 2009. Effective on December 1, 2010, Michigan Insurance Company entered into a 50% quota share agreement with third-party reinsurers and a 25% quota share reinsurance agreement with Donegal Mutual Insurance Company to replace the 75% quota share reinsurance agreement Michigan Insurance Company maintained with West Bend through November 30, 2010. Donegal Mutual Insurance Company will include its assumed business from Michigan Insurance Company in its pooling agreement with Atlantic States Insurance Company. Over time, Donegal Group Inc. will have the ability to reduce the level of third-party quota share reinsurance and thereby provide additional premium growth. Based on Michigan Insurance Company’s historical underwriting experience and profitability, Donegal Group Inc. believes the acquisition and reinsurance arrangements will be accretive to earnings in 2011.
     Donald H. Nikolaus said, “We are excited to announce the completion of our acquisition of Michigan Insurance Company as we expand our Midwestern operations into Michigan. We look forward to providing technology and operational support to Michigan Insurance Company to increase its efficiency and further enhance relationships with its agents and policyholders. We believe this acquisition will enhance our overall business and profitability and provide for significant future growth over time.”

     Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and seven Midwestern states (Iowa, Michigan, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin).
     The insurance subsidiaries of Donegal Group Inc. conduct business together with Donegal Mutual Insurance Company as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent) and has been ranked among the top 50 performing property-casualty insurance companies nationwide in each of the past six years by Ward Group, a Cincinnati-based operational consulting firm specializing in the insurance industry.
     All statements contained in this release that are not historic facts are based on current expectations. Such statements are forward-looking (as defined in the Private Securities Litigation Reform Act of 1995) in nature and involve a number of risks and uncertainties. Actual results could vary materially. Among the factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of our insurance subsidiaries’ reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which we operate, competition from various insurance and non-insurance businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements and other risks that are described from time to time in the periodic reports we file with the Securities and Exchange Commission. Undue reliance should not be placed on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.